Exhibit 99.1

Tesoro Logistics LP Announces Conversion of Subordinated Units

SAN ANTONIO - May 20, 2014 - Tesoro Logistics LP (“TLLP” or the “Partnership”) today announced that its Board of Directors has confirmed that the financial tests required for conversion of all its outstanding subordinated units into common units have been satisfied.

As a result, all of the Partnership’s subordinated units, which are owned by Tesoro Corporation and certain of its subsidiaries, have converted on a one-for-one basis into common units effective May 16, 2014. Since the issuance of the subordinated units by TLLP in the April 2011 IPO, the Partnership has grown distributions by 75% and, combined with unit price growth, has delivered total shareholder returns in excess of 250%. The conversion of the subordinated units does not impact the amount of cash distributions paid by the Partnership or the total number of its outstanding units.

About Tesoro Logistics LP

Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702